     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2000

                                                      REGISTRATION NO. 333-32614
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           GENOME THERAPEUTICS CORP.
             (Exact name of registrant as specified in its charter)

          MASSACHUSETTS                         04-2297484
   (State or other jurisdiction              (I.R.S. Employer
of incorporation or organization)         Identification Number)

                               100 BEAVER STREET
                               WALTHAM, MA 02453
                                 (781)-398-2300
         (Address, of principal executive offices, including zip code)

                              PHILIP V. HOLBERTON
                            CHIEF FINANCIAL OFFICER
                           GENOME THERAPEUTICS CORP.
                               100 BEAVER STREET
                               WALTHAM, MA 02453
                                 (781)-398-2300

              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                         ------------------------------

                  Please send copies of all communications to:

                                PATRICK O'BRIEN
                                DAVID C. CHAPIN
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 951-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effectiveness of the Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. / /

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


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

                         POST-EFFECTIVE AMENDMENT NO. 2



    Pursuant to Rule 462(d) under the Securities Act of 1933, as amended, Genome Therapeutics hereby amends its Registration Statement on Form S-3, File
No. 333-32614, for the sole purpose of filing Exhibit 1.1.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

    The following is a list of exhibits filed as a part of this registration statement.


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
          1.1           Cash Account Client Agreement with Tucker Anthony
          4.1*          Specimen Certificate for shares of common stock, $.10 par
                        value, of the Registrant
            5**         Opinion of Ropes & Gray with respect to the validity of the securities being offered
         10.1**         Employment Agreement of Richard D. Gill, Ph.D.
         10.2**         Restricted Stock Award Agreement for Richard D. Gill, Ph.D.
         10.3**         Registration Rights Agreement between the Registrant and
                        bioMerieux Alliance sa dated September 30, 1999
         10.4**         Employment Agreement of Christopher T. Kelly
         23.1**         Consent of Ropes & Gray (contained in its opinion filed as
                        Exhibit 5)
         23.2**         Consent of Arthur Andersen LLP
           24**         Power of attorney (included on the page II-4 of this
                        Registration Statement)


------------------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-00127).


**  Previously filed

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 26th day of June, 2000.


                                                       GENOME THERAPEUTICS CORP.

                                                       BY:  /S/ ROBERT J. HENNESSEY
                                                            -----------------------------------------
                                                            Title:Chairman of the Board and Chief
                                                            Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
               /s/ ROBERT J. HENNESSEY                 Chairman of the Board and Chief
     -------------------------------------------         Executive Officer (Principal    June 26, 2000
                 Robert J. Hennessey                     Executive Officer)
                          *                            Chief Financial Officer
     -------------------------------------------         (Principal Financial and        June 26, 2000
                 Philip V. Holberton                     Accounting Officer)
                          *                            Director
     -------------------------------------------                                         June 26, 2000
                   Marc B. Garnick
                          *                            Director
     -------------------------------------------                                         June 26, 2000
                    Philip Leder
                          *                            Director
     -------------------------------------------                                         June 26, 2000
                    Lawrence Levy
                          *                            Director
     -------------------------------------------                                         June 26, 2000
                 Steven M. Rauscher
                          *                            Director
     -------------------------------------------                                         June 26, 2000
                  Norbert G. Riedel


      /s/ ROBERT J. HENNESSEY
      -------------------------------------------
      Robert J. Hennessey
*By:  Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
          1.1           Cash Account Client Agreement with Tucker Anthony
          4.1*          Specimen Certificate for shares of common stock, $.10 par
                        value, of the Registrant
            5**         Opinion of Ropes & Gray with respect to the validity of the securities being offered
         10.1**         Employment Agreement of Richard D. Gill, Ph.D.
         10.2**         Restricted Stock Award Agreement for Richard D. Gill, Ph.D.
         10.3**         Registration Rights Agreement between the Registrant and
                        bioMerieux Alliance sa dated September 30, 1999
         10.4**         Employment Agreement of Christopher T. Kelly
         23.1**         Consent of Ropes & Gray (contained in its opinion filed as
                        Exhibit 5)
         23.2**         Consent of Arthur Andersen LLP
           24**         Power of attorney (included on the page II-4 of this
                        Registration Statement)


------------------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-00127).

**  Previously filed